UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 24, 2009

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-12697	33-0502730
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(Address of Principal Executive Offices)

(281) 556-6200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Mr. E. Barger Miller III, a member of the Board of Directors (“the Board”) of BPZ Resources, Inc. (the “Company”), has resigned from the Board effective as of close of business on April 24, 2009.  Mr. Millers’ resignation was not as a result of any disagreement with the Company.  Mr. Miller decided to leave his position to pursue other opportunities.  Subsequent to his resignation from the Board, the Company and Mr. Miller have agreed on a separation arrangement whereby Mr. Miller will continue to advise and consult with the Company on technical matters within his area of expertise.   Mr. Miller was one of four independent directors of BPZ Resources, Inc. and served as a Class I Director for a term originally set to expire at the annual meeting of shareholders in 2011.  Prior to Mr. Miller’s resignation, he served on the Company’s Audit Committee as well as Chairman of the Company’s Nominating Committee.  The Board is currently in the process of identifying a suitable replacement for Mr. Miller, which will be led by Mr. Gordon Gray.  Mr. Gray will serve as Chairman of the Nominating Committee and will also temporarily serve as a member of the Audit Committee, both positions which would have been left vacant due to Mr. Miller’s departure, until such time as a suitable replacement can be found.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ RESOURCES, INC.
(Registrant)

Dated: April 29, 2009	By:	/s/ Heath W. Cleaver
	Name:	Heath W. Cleaver
	Title:	Vice President – Chief Accounting Officer